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         FORM 4                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
-------------------------                  Washington, D.C. 20549
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( )Check this box if
    no longer subject                             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
    Form 4 or Form 5                Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
    obligations may
    continue. See
    Instruction 1(b)

(Print or Type Responses)
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
1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                  to Issuer
                                                                                                           (Check all applicable)
 Vannucci    Robert       A.                      RIVIERA HOLDINGS CORPORATION (RIV)
------------------------------------          --------------------------------------------
(Last)   (First)    (Middle)                  3.IRS or Social          4.Statement for             Director           10% Owner
                                                Security Number          Month/Year          ------              -----
                                                of Reporting                                    X  Officer (give     Other (specify
                                                Person (Voluntary)                           ------ title below) ------ below)

                                                 ###-##-####                10/2002                President of Rivera Operating
   11016 Arbor Pine                                                                                       Corporation
---------------------------------------------------------------        ------------------------------------------------------------
       (Street)                                                         5.If Amendment,          7.Individual or Joint/Group Filing
                                                                          Date of Original         (Check Applicable Line)
   Las Vegas           Nevada                    89144                                                      (Month/Year)
---------------------------------------------------------------                                X  Form filed by One Reporting Person
    (City)           (State)                  (Zip)                                           ---
                                                                                                  Form filed by More than One
                                                                                                  Reporting Person
                                                                                              ---
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1.  Title of Security                           2. Trans- 3. Trans-   4. Securities Acquired  5. Amount of    6. Owner-   7. Nature
    (Instr. 3)                                     action    action      (A)or Disposed of (D)   Securities      ship      of direct
                                                   Date      Code                                Beneficially    Form:    Beneficial
                                                             (Instr. 8)  (Instr. 3, 4 and 5)      Owned at       Direct   Ownership
                                                                                                 End of Month    (D) or
                                                                                               (Instr 3 and 4)
                                                           ------------------------------------------------------
                                                  (Month/                        (A) or
                                                    Day/    Code  V    Amount      (D)       Price               (I)      (Instr. 4)
                                                   Year)                                                        (Instr.4)
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Riviera Common Stock, par value $.001 per share   10/01/02    A         4,348       A        $5.75    158,414      D    Restricted
                                                                                                                           Stock
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       Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
       * If the form is filed by more than one person, see Instruction 4(b)(v).                                            (Over)

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FORM 4 (Continued)             Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible securities)

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
1.Title of      2.(Conver-  3.Trans 4.Transac- 5. Number of  6. Date Exer-  7. Title and  8.Price  9. Number  10. Owner- 11. Nature
  Derivative      sion or    action    tion      Derivative     cisable and    Amount of    of       of deriv-    ship       of
  Security       Exercise    Date      Code      Securities     Expiration     Underlying   Deriv-    ative       Form of   Indirect
 (Instr. 3)      Price of            (Instr.8)   Acquired (A)   Date (Month/   Securities   ative    Securities   Deriv-    Benefi-
                 Deriv-     (Month/              or Disposed    Day/Year)      (Instrs. 3   Secur-   Beneficially  ative    cial
                 ative       Day/                of(D)                          and 4)      ity      Owned at     Security: Owner
                 Security    Year)               (Instrs. 3, 4,                             (Instr.  End of       Direct    ship
                                                  and 5)                                     5)      Month        (D) or   (Instr.4)
                                                                                                     (Instr.4)    Indirect
                                                                                                                   (I)
                                                                                                                  (Instr.4)

                                                                -----------------------------

                                                                Date  Expira-        Amount or
                                                                Exer- tion    Title  Number of
                                                                cis-  Date           Shares
                                                                able
                                                                ------------------------------
                                    -------------------------
                                     Code   V     (A)    (D)
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 Explanation of Responses:


 **Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations                                                                        ---------------------------      ---------
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                 ** Signature of Reporting Person        Date
         of Reporting Person                                                              Robert A. Vannucci
       Note:   File three copies of this Form, one of which must be manually signed.
             If space is insufficient,
              see Instruction 6 for procedure.
       Potential  persons who are to respond to the  collection  of  information contained  in this  form are not  required  to  respond  unless  the form displays a currently valid OMB Number.
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